Exhibit 16.1

October 30, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549-7561

Re:  Broadcast Live Digital Corp.

Commissioners:

We have read Item 4.01 of Form 8-K dated October 30, 2013, of Broadcast Live Digital Corp. and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of the August 31, 2012 and 2011 financial statements.

/s/ Li and Company, PC
Li and Company, PC